Exhibit 10.6

API SUPPLY AGREEMENT

This API Supply Agreement (this “Agreement”), dated as of April 16, 2004 and effective as of May 1, 2004 (the “Effective Date”), is by and between Hospira, Inc., a Delaware corporation (“Hospira”), and Abbott Laboratories, an Illinois corporation (“Abbott”).

RECITALS

WHEREAS, the board of directors of Abbott has determined that it is in the best interests of Abbott and its shareholders to separate Abbott’s core hospital products business from its other existing businesses;

WHEREAS, in order to effectuate the foregoing, Abbott and Hospira have entered into a Separation and Distribution Agreement dated as of April 12, 2004 (the “Separation and Distribution Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the separation and the distribution to Hospira of certain assets and the assumption by Hospira of certain liabilities, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, Hospira desires Abbott to manufacture and supply the products set forth on Exhibit A attached hereto (individually, the “Product” and collectively, the “Products”) to Hospira, and Abbott is willing to manufacture and supply such Products to Hospira in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1- DEFINITIONS

1.1           For the purpose of this Agreement the following terms will have the following meanings:

“Abbott” has the meaning set forth in the Preamble.

“Act” means the United States Food, Drug and Cosmetic Act, as amended, including all regulations promulgated thereunder.

“Agreement” means this API Supply Agreement, including any amendments hereto and each of the Exhibits hereto.

“cGMP”  means the current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211, as may be amended from time to time, as applicable.

“Discretionary Changes” has the meaning set forth in Section 3.6(c).

“Effective Date” has the meaning set forth in the Preamble.

“Exhibit D Products” means the Products listed on Exhibit D.

“Exhibit E Products” means the Products listed on Exhibit E.

“Exhibit D Successive Term” has the meaning set forth in Section 4.1.

“Exhibit E Successive Term” has the meaning set forth in Section 4.1.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Hospira” has the meaning set forth in the Preamble.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Term” has the meaning set forth in Section 4.1.

“Parties” means the parties to this Agreement.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Regulatory Authority.

“Prime Rate” means the rate which Citibank N.A. (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time

“Product” and “Products” have the meanings set forth in the Recitals.

“Product Specifications” shall mean those product, labeling and performance specifications for the Products filed with the FDA or other appropriate Regulatory Authorities, including Product formula and materials required for the manufacture of the Products that are to be purchased and supplied under this Agreement, which specifications may be amended from time to time by the written agreement of the Parties.

“Quality Agreement” means: (i) with respect to Products manufactured in the United States, the Quality Agreement by and between Abbott and Hospira, substantially in the form of Exhibit B, as the same may be amended; and (ii) with respect to Products manufactured outside of the United States, the International Technical Agreement by and between Abbott and Hospira, consistent with the Product Specifications and substantially in the form of Exhibit C, as the same may be amended.

“Regulatory Authority” means any federal, state or local or international regulatory agency, department, bureau or other governmental entity including the FDA which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of any Product in a regulatory jurisdiction.

“Required Changes” has the meaning set forth in Section 3.6(b).

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Subsidiary” of any Person means another Person that is directly or indirectly controlled by such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, TAP Pharmaceutical Products Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc. are not Subsidiaries of Abbott as that term is used in this Agreement.

“Third Party” means any Person other than Abbott, any Abbott Subsidiary, Hospira and any Hospira Subsidiary.

“Transfer Plan” has the meaning set forth in Section 6.1.

ARTICLE 2- ORDERS, PRICING, PAYMENT AND CONFORMANCE

2.1           Forecasts and Orders.

(a)                                  Purchase and Sale of Product.  Pursuant to the terms and conditions of this Agreement and for the duration of this Agreement, Abbott shall manufacture, sell and deliver the Products to Hospira in the quantities requested pursuant to Section 2.1(b) and Hospira shall purchase and take delivery of its worldwide requirements of the Products from Abbott.

(b)                                 Rolling Forecast.  Simultaneously with the execution of this Agreement, Hospira shall provide Abbott with an eighteen (18) month non-binding forecast of Hospira’s best estimate of its future requirements of the Products, which forecast shall be updated by the fifteenth (15th) day of each month during the term of this Agreement.  Such forecast shall (i) specify the Product, the item number, and quantity of each Product and (ii)

be consolidated by month.  For the Exhibit D Products, the first six (6) months of each rolling eighteen (18) month forecast shall constitute a firm order for such Product quantities. For the Exhibit E Products, the first four (4) months of each rolling eighteen (18) month forecast shall constitute a firm order for such Product quantities. For purposes of clarification of the forecast, the firm order period described above shall not include the current month (i.e. the firm order period for Exhibit D Products commencing June 2004 would include orders placed through December 2004).  As updated by the fifteenth (15th) day of the month, such updated forecast shall restate the balance of the firm order period remaining prior to such updated forecast and include in the firm order period the requirements for the next month of such updated forecast.

(c)                                  Long-Range Forecast.  For capacity planning purposes, Hospira shall also provide Abbott with a three (3) year non-binding forecast prior to January 1st of each year during the term of this Agreement.

(d)                                 Firm Orders.  All firm purchase orders, or agreed upon alternative forms of communication, delivered in accordance with the provisions of Section 2.1(b) shall be for an amount no less than eighty percent (80%) nor more than one hundred twenty percent (120%) of the most recent forecast for such period; provided, however, in the event such firm order exceeds one hundred twenty percent (120%) of the most recent forecast for such Products, Abbott shall use its commercially reasonable efforts to manufacture and deliver to Hospira, in addition to the forecasted quantities, such excess of the Products ordered by Hospira exceeding one hundred twenty percent (120%) of the most recent forecast for such Products.  If any such forecast or update exceeds Abbott’s anticipated capacity, Abbott shall so notify Hospira within fourteen (14) days of receipt of the forecast or update.

(e)                                  Firm Order Changes.  If Hospira requests changes to firm orders within the firm order period specified in Section 2.1(b), Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies.  Abbott shall advise Hospira of the costs associated with making any such change, and the Parties shall mutually agree upon the amount of such costs prior to Abbott proceeding to make the change. Upon such mutual agreement, Abbott shall make such change and Hospira shall be responsible for paying such costs.

(f)                                    Purchase Order Terms.  Hospira shall issue a purchase order, or an agreed upon method of communicating its requirements of the Products, to Abbott.  Each purchase order or any acknowledgment thereof, if any, whether printed, stamped, typed, or written, shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information.  All Product orders hereunder shall be in order quantities as agreed between the Parties.  Abbott shall deliver the Products in such firm order quantities, subject to yield fluctuations and on such delivery dates as are specified in the applicable purchase order and, if no such purchase order is issued, as specified in the firm order period of Hospira’s eighteen (18) month forecasts and monthly updates provided pursuant to Section 2.1(b).  Abbott shall receive Hospira’s prior written approval prior to making any adjustments to Product order quantities and/or shipping dates.

2.2           Price; Adjustment Payment; Shipment.

(a)                                  Initial Term Prices.  The prices for each Product for the Initial Term of the Agreement shall be those set forth in Exhibit A attached hereto. The prices set forth in Exhibit A shall be subject to adjustment as provided in Section 2.2(b).

(b)                                 Price Adjustments.  The prices set forth in Exhibit A shall be subject to adjustment as follows:

(i)                                     In the event Hospira elects to extend the term of this Agreement beyond the Initial Term, as set forth in Section 4.1, (A) the prices for the Products for the first twelve (12) month period subsequent to the Initial Term shall be adjusted from the prices set forth in Exhibit A, as such prices may have been adjusted pursuant to Section 2.2(b)(ii) or Section 2.2(c), to reflect the increase in the Producer Price Index for the prior twenty-four (24) month period, and (B) the prices for the Products for the twelve (12) month period subsequent to the period described in (A) above shall be adjusted from the prices set forth in Exhibit A, as such prices may have been adjusted pursuant to Section 2.2(b)(ii) or Section 2.2(c) and (A) above, to reflect the increase in the Producer Price Index for the prior twelve (12) month period.

(ii)                                  In the event that due to material unforeseen and unavoidable reasons, the aggregate standard cost of manufacturing the Products hereunder (e.g. raw materials or other circumstances outside the control of Abbott, but not including labor and overhead costs) increases by five percent (5%) or more, Abbott shall promptly provide notice to Hospira of such increase (which notice shall document the reasons for such increase)

and the Parties shall meet within thirty (30) days of Abbott’s notice to negotiate an appropriate price adjustment.  If the Parties are unable to negotiate an appropriate price adjustment, the Parties shall resolve the conflict in accordance with the procedures set forth in Section 8.6.

(c)                                  Materials Cost Reductions. In the event that Hospira assists Abbott in reducing its costs of purchasing materials from suppliers in connection with Abbott’s manufacture of Products hereunder, such cost reductions realized by Abbott shall be shared equally by Abbott and Hospira, net of all implementation costs.

(d)                                 Payment Terms.  Abbott shall invoice Hospira upon delivery of Product or transfer of Product into Hospira’s inventory pursuant to the U.S. Transition Services Agreement between the Parties dated as of the date hereof, as applicable.  Hospira shall make payment net thirty (30) days from the date of Abbott’s invoice; provided, however, that Hospira shall notify Abbott of any disputed invoice as soon as practicable and a timeline for resolving such dispute shall be mutually agreed by the Parties within forty-five (45) days of the date of the disputed invoice.  Failure to pay a disputed invoice shall not be deemed a breach of this Agreement by Hospira and will not relieve Abbott from its commitment to continue to supply Products hereunder.  Product invoices that remain unpaid within thirty (30) days after the invoice date, other than invoices being disputed in accordance with the terms set forth above, shall bear interest at a rate per annum equal to Prime Rate plus two percent (2%); provided however, any invoices disputed by Hospira and resolved in favor of Abbott shall be subject to such late payment fee as of the invoice date until paid in full.  All payments hereunder shall be made in U.S. dollars.

(e)                                  Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement shall be paid by Hospira.

(f)                                    Delivery.  Abbott shall deliver the Products to Hospira or into Hospira’s inventory pursuant to the U.S. Transition Services Agreement between the Parties dated as of the date hereof, as applicable, F.C.A. Abbott’s manufacturing facility and title shall pass to Hospira at such point.  Shipment to Hospira’s designated location, if applicable, shall be at Hospira’s expense and via a carrier designated by Hospira.  Hospira shall be the importer of record for all Products imported hereunder, if any, and shall assume all associated costs and import activities, whether customs or transportation-related.

(g)                                 No Set-off.  Hospira’s obligation to make any required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising.

2.3           Expiration/Retest Dating.  So long as Hospira purchases Exhibit D Products in standard batch quantities, with the exception of Products ordered by Hospira’s Lake County manufacturing facilities, which shall not order Products in standard batch quantities, such Products, when shipped to Hospira hereunder, shall have at least two-thirds of their original shelf life and at least two-thirds of their first retest date remaining at the date of shipment, unless otherwise agreed in writing by Hospira.

2.4           Rejection.  Hospira shall perform such samplings and tests as may be required under the Quality Agreement to determine whether the Product meets the Product Specifications, is not adulterated or misbranded within the meaning of the Act and complies with all applicable statutes, laws, rules and regulations, including without limitation, cGMPs.  Any Product not refused pursuant to the terms of the Quality Agreement shall be deemed accepted.  If Hospira wishes to refuse acceptance, Hospira shall inform Abbott of its refusal to accept the Product, and the reasons therefor.  In the event that Hospira refuses acceptance, Abbott, upon confirmation of the reasons for refusal of the Product, shall replace the defective Product.  If Abbott and Hospira do not agree on the refusal or rejection of Product, then either Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results.  Any determination by such laboratory shall be binding upon both Parties. If such independent laboratory determines that the shipment conformed to the requirements of this Agreement, Hospira shall bear all expenses of shipping, including freight charges, and testing such shipment samples.  If such independent laboratory confirms that such shipment did not meet the requirements of this Agreement, Abbott shall replace, at no cost to Hospira, the portion of the shipment which does not conform and bear all expenses of shipping, including freight charges, and testing the shipment samples.

2.5           Testing; Certificate of Analysis and Conformance.  Abbott shall, pursuant to the terms of the Quality Agreement, perform the necessary testing and provide the required documentation to release the Products to Hospira, which such documentation may include a certificate of analysis for each shipment of the Products.

ARTICLE 3- WARRANTIES, COVENANTS AND INDEMNIFICATION

3.1           General Warranties and Indemnification.

(a)                                  Abbott Representations and Warranties.  Abbott represents and warrants to Hospira that none of the Products Abbott delivers to Hospira pursuant to this Agreement shall, at the time of delivery, be adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery, and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce. Abbott further represents and warrants to Hospira that each of the Products Abbott delivers to Hospira pursuant to this Agreement shall be free from defects in material and workmanship and shall be manufactured:  (a) in accordance and conformity with the Product Specifications provided by Hospira; and (b) in compliance with all applicable statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA (including, without limitation, compliance with cGMPs).  Abbott further represents and warrants to Hospira that Abbott’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Abbott is a party or by which it is bound and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT.

(b)                                 Hospira Representations and Warranties. Hospira represents and warrants that it shall provide Product Specifications to Abbott with respect to the Products.  Hospira further represents and warrants to Abbott that Hospira’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Hospira is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws.

(c)                                  Recalls.  Hospira shall, as between the Parties, be responsible for the handling of all recalls of the Exhibit D Products, including without limitation, withdrawal of the Products from the market and regulatory actions.  Abbott shall, as between the Parties, be responsible for the handling of all recalls of the Exhibit E Products, including without limitation, withdrawal of the Products from the market and regulatory actions.  Costs for recalls of any Product to the extent arising out of, relating to, or resulting from a breach by Abbott of this Agreement shall be borne by Abbott, including reimbursement to Hospira for costs incurred for the handling of such recall.  In addition, Abbott shall indemnify

Hospira against any and all costs and expenses which Hospira may incur as a result of any such recall to the extent Abbott is responsible. Costs for any recalls of any Product to the extent Abbott is not liable under this Agreement or any other agreement between the Parties relating to the Products shall be borne by Hospira.  In addition, Hospira shall indemnify Abbott against any and all costs and expenses which Abbott may incur as a result of any recall to the extent Hospira is responsible.  The Parties shall promptly advise and consult with one another with respect to any recall related to the manufacture of any Product, and each Party shall participate, if requested by the controlling Party, in all meetings with the FDA and/or equivalent foreign regulatory body regarding such recall.  The expense of each Party’s participation in any such meetings shall be borne by the Party responsible for the recall.

(d)                                 Indemnification by Abbott.  Abbott shall indemnify, defend and hold harmless Hospira, its affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities pursuant to this Agreement and asserted by Third Parties to the extent such arise out of, result from or relate to: (i) Abbott’s breach of any representation or warranty set forth in Section 3.1(a); (ii) any violation or infringement of any proprietary right of any Third Party to the extent relating to, arising out of or resulting from Abbott’s manufacturing processes used in the manufacture of Products pursuant to this Agreement (exclusive of the Product Specifications or any Hospira proprietary rights); and (iii) any negligent, wrongful act, or willful misconduct or omission on the part of Abbott, its officers, directors, employees, agents or representatives relating to Abbott’s performance hereunder.

(e)                                  Indemnification by Hospira.  Hospira shall indemnify, defend and hold harmless Abbott, its affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities pursuant to this Agreement and asserted by Third Parties to the extent such arise out of, result from or relate to: (i) Hospira’s breach of any representation or warranty set forth in Section 3.1(b); (ii) any violation or infringement of any proprietary right of any Third Party to the extent relating to, arising out of or resulting from the Exhibit D Products, other than Abbott’s manufacturing processes used in the manufacture of Products pursuant to this Agreement; (iii) the use of or lack of safety or efficacy of the Exhibit D Products; and (iv) any negligent, wrongful act, or willful misconduct or omission on the part of Hospira, its officers, directors, employees, agents or representatives relating to Hospira’s performance hereunder.

(f)                                    Conditions of Indemnification.  If either Party seeks indemnification from the other hereunder, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the investigation and defense of all such claims or suits.  The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel reasonably satisfactory to the other Party.  No settlement or compromise shall be binding on a Party hereto without its prior written consent, such consent not to be unreasonably delayed or withheld.

(g)                                 Limitations on Liability. FOR EACH TWELVE (12) MONTH PERIOD DURING WHICH THIS AGREEMENT IS IN EFFECT, COMMENCING AS OF THE EFFECTIVE DATE, THE MAXIMUM LIABILITY OF ABBOTT AND ITS SUBSIDIARIES TO, AND THE SOLE REMEDY OF, HOSPIRA AND ANY OF ITS SUBSIDIARIES WITH RESPECT TO ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY UPON WHICH THE LIABILITY IS PREMISED, SHALL NOT EXCEED ABBOTT’S PROFITS HEREUNDER, WHICH SHALL BE DEEMED TO BE EQUAL TO THE AMOUNT OF THE MARK-UP RECEIVED BY ABBOTT DURING SUCH TWELVE (12) MONTH PERIOD AS SET FORTH ON EXHIBIT A AND AS MAY BE ADJUSTED PURSUANT TO THE TERMS OF SECTION 2.2(b).

(h)                                 No Consequential Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS AND PUNITIVE DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND ITS SUBSIDIARIES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(i)                                     The foregoing limitations on liability in this Section 3.1 shall not apply to: (i) Abbott’s liability for breaches of confidentiality under Article VII, or (ii) Abbott’s obligations for claims brought by Third Parties arising out of Abbott’s gross negligence or willful misconduct.

3.2           Manufacture of the Products.

(a)                                  Manufacturing Standards.  Abbott shall manufacture and deliver the Products to Hospira at all times in full compliance with the Act, cGMPs, Product Specifications for each Product, any other applicable regulatory requirements and the requirements set forth in the Quality Agreement.  Abbott shall maintain during the term of this Agreement and for a period thereafter consistent with Abbott’s policies and standard cGMP requirements, all records as are necessary or appropriate to demonstrate compliance with the Act, cGMPs, Product Specifications, any other applicable regulatory requirements and the Quality Agreement.  If Abbott fails to comply with cGMPs in a material manner, as demonstrated by an observation of a Regulatory Authority, Abbott shall use reasonable commercial efforts to remedy such material deviation.

(b)                                 Manufacturing Process.  Except as otherwise provided by Hospira, Abbott shall provide all raw materials, components, packaging, containers, labeling, release testing, quality control, equipment, labor, and other services and materials necessary for the manufacture of the Products, as part of the price set forth in Exhibit A.  Abbott shall be responsible for vendor quality approval for vendors of such materials all of which shall comply with Product Specifications.

(c)                                  Non-Standard Equipment Costs.  If non-standard, specialized equipment is required to manufacture any Exhibit D Product for Hospira, Hospira shall pay the cost of such equipment, subject to Hospira’s prior approval of such costs, which approval shall not be unreasonably withheld.  Abbott shall advise Hospira of specialized equipment required and the estimated costs associated with the purchase and installation of such equipment.  After Hospira approves such costs, Abbott shall install the equipment and bill Hospira for the associated costs.  Hospira shall make payment to Abbott no later than thirty (30) days from the date of Abbott’s invoice.  Title to the equipment shall be in Abbott’s name.  If Abbott wishes to use the specialized equipment for manufacture of a product other than an Exhibit D Product for Hospira, Abbott and Hospira shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Hospira.  Abbott will be responsible for insuring, maintaining and repairing all Hospira-purchased equipment located at Abbott’s facility to the same level of care of Abbott-owned equipment.  In the event of loss of any Hospira-purchased equipment while in Abbott’s possession during the term of this Agreement, Hospira shall receive the replacement funds for such equipment received by Abbott arising from its insurance claim for such equipment.  Upon the termination or expiration of this Agreement, Abbott shall, as agreed by the Parties, transfer ownership of any equipment purchased by Abbott pursuant to this Section 3.2(c) to Hospira or maintain ownership of the equipment by paying Hospira the greater of the then current book or fair market value of the equipment.   Hospira shall bear all costs associated with the removal of equipment from Abbott’s facility if the Parties elect to transfer ownership of such equipment.  This provision shall not apply to any standard equipment normally used or required for the manufacture of Exhibit D Product or for additional standard equipment required to increase production capacity or efficiency at Abbott’s manufacturing facility. =

(d)                                 Audit.  Hospira shall have the right, either by itself or through independent outside auditors or consultants, not more than once per year during the term of this Agreement, unless reasonable cause is shown, to inspect and audit any areas of Abbott’s facilities in which any portion of the manufacturing of the Products is performed for the examination of production or quality records or to perform cGMP audits, at its sole expense, on reasonable advance notice, during Abbott’s normal business hours in a manner that does not interfere unreasonably with Abbott’s operations.  Any such auditor or consultant shall enter into an agreement with the Parties on terms in which such independent auditor shall agree to maintain the confidentiality of the information obtained during the course of such audit.

3.3           Regulatory Matters.

(a)                                  Permits, Registrations, Licenses and Approvals.  Abbott shall be responsible for maintaining all regulatory and governmental permits, registrations, licenses and approvals necessary to manufacture and deliver the Exhibit D Products to Hospira.  To the extent Abbott requires the assistance of Hospira in order to fulfill its obligations pursuant to this Section 3.3(a), Hospira agrees to fully cooperate and assist Abbott. Upon the expiration or termination of this Agreement, Abbott shall use reasonable commercial efforts to cooperate with Hospira to transfer and maintain such permits, licenses, registrations and approvals.

(b)                                 Reporting Requirements.  During the term of this Agreement, Abbott will be responsible for any reporting of matters regarding the manufacture of Products to any applicable Regulatory Authority in accordance with pertinent laws and regulations.  Abbott shall promptly furnish copies of any such reports to Hospira.  Abbott shall also advise Hospira of any occurrences or information that arises out of Abbott’s manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Products.

(c)                                  Inspections.  Abbott shall be responsible, at Abbott’s sole expense, for handling and responding to any FDA or other governmental agency inspections with respect to the manufacture of the Exhibit D Products during the term of this Agreement.  Abbott shall provide to Hospira any Information reasonably requested by Hospira and all Information requested by the FDA or any other governmental agency concerning any governmental inspection related to the Exhibit D Products. To the extent Abbott requires the assistance of Hospira in order to fulfill its obligations pursuant to this Section 3.3(c), Hospira agrees to fully cooperate and assist Abbott. In the event Abbott or any of the Products are inspected by any applicable Regulatory Authority, Abbott shall notify Hospira as soon as practicable of (i) any such inspection with reasonable advance notice, (ii) any written alleged violations or deficiencies relating to the manufacturing facility at which Products are manufactured, packaged or stored, and (iii) the corrective action to be taken, and shall promptly contest such alleged violations or deficiencies in good faith or take the required corrective action, each at Abbott’s sole expense.

3.4           Complaints and Recalls.

(a)                                  Hospira shall notify Abbott promptly of any Product complaints involving Abbott’s manufacture in sufficient time to allow Abbott to evaluate the complaints and assist Hospira in responding to such complaints.

(b)                                 In the event that Abbott should be required to initiate a recall, field alert, Product withdrawal or field correction with respect to any Product provided under this Agreement, Abbott shall immediately notify Hospira in writing.  In the event that Hospira believes that a recall, field alert, Product withdrawal, or field correction is necessary with respect to any Product provided under this Agreement, Hospira shall promptly so notify Abbott.

3.5           Insurance.  During the term of this Agreement, Abbott and Hospira shall maintain their own respective product liability insurance with respect to the Products, in such amounts and with such scope of coverage as are adequate to cover their respective obligations under this Agreement and as are appropriate for companies of like size in like industries, taking into account the scope of activities contemplated herein.

3.6           Manufacturing Changes.

(a)                                  Product Changes.  Abbott shall not make any changes to the Product Specifications and/or manufacturing that would require approval from, or notification to, any Regulatory Authority without the prior written consent of Hospira, which such consent shall not be unreasonably withheld.  The timing of Abbott’s notice to Hospira of any such change shall permit adequate time for Hospira to make any necessary regulatory filings and obtain any necessary approval thereof from a Regulatory Authority prior to the change being implemented.

(b)                                 Required Changes.  For changes relating solely to the Product Specifications or manufacturing of the Products hereunder that are required by laws and other regulatory requirements (including, without limitation, cGMP), or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Products (collectively, “Required Changes”), the Parties shall cooperate in making such changes promptly.

(c)                                  Discretionary Changes.  Abbott shall consider in good faith any request by Hospira to make changes to the Product Specifications or manufacturing that are not Required Changes, including, but not limited to, changes to the existing Product, Product line extensions, or changes to the existing or additional packaging (collectively, “Discretionary Changes”).  Any analytical improvements shall be considered Discretionary Changes unless requested or required by Regulatory Authorities in which case such improvements shall be considered a Required Change.  Any change requested by Abbott which is not a Required Change shall be made only with the written consent of Hospira, which consent shall not be unreasonably withheld.

(d)                                 Costs of Changes.  Any and all costs associated with Required Changes shall be borne by Hospira.  Any Discretionary Changes initiated by either Party shall be agreed to by the Parties including which Party or Parties shall be responsible for the funding of such Discretionary Change.

ARTICLE 4- TERM AND TERMINATION

4.1           Term.  This Agreement shall have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”).  With respect to the Exhibit D Products, Hospira may extend this Agreement beyond the Initial Term by giving written notice of such extension to Abbott not less than twelve (12) months prior to expiration of the Initial Term.  Such extension of the Initial Term (the “Exhibit D Successive Term”) shall continue for a period equal to the amount of time required by Hospira to (i) identify and qualify an alternative supplier for the Exhibit D Products, or (ii) negotiate a new agreement with Abbott for the supply of such Products; provided, however, that such Exhibit D Successive Term shall not exceed two (2) years.  For the duration of the Exhibit D Successive Term, Hospira shall (i) use reasonable commercial efforts to identify and qualify such alternative supplier for the Exhibit D Products, or (ii) engage in good faith negotiations with Abbott regarding such new agreement.  Hospira may terminate the Exhibit D Successive Term by giving Abbott not less than twelve (12) months written notice of such termination.  With respect to the Exhibit E Products, Abbott may extend this Agreement beyond the Initial Term by giving written notice of such extension to Hospira not less than twelve (12) months prior to expiration of the Initial Term. Any such extension of the Initial Term (the “Exhibit E Successive Term”) shall continue for a period equal to the amount of time required by Abbott to (i) identify and qualify an alternative source for the finishing of the Exhibit E Products, or (ii) negotiate a new agreement with Hospira for the finishing of such Products; provided, however, that such Exhibit E Successive Term shall not exceed two (2) years.  For the duration of the Exhibit E Successive Term, Abbott shall (i) use commercially reasonable efforts to identify and qualify such alternative source for finishing the Exhibit E Products, or (ii) engage in good faith negotiations with Hospira regarding such new agreement.  Abbott may terminate the Exhibit E Successive Term by giving Hospira not less than twelve (12) months written notice of such termination.  During the Initial Term and any Successive Term, the Parties may mutually agree to early termination of this Agreement, on a Product-by-Product basis, at any time.

4.2           Material Breach.  Either Party may terminate this Agreement upon sixty (60) days’ prior written notice to the other Party if the other Party is in material breach of any term of this Agreement, as determined according to the dispute resolution procedures set forth in Section 8.6 or as agreed in writing by the breaching party, and such breaching party fails to cure that breach within such sixty (60) day period.  Any final order of debarment which has a material adverse effect on sales of the Products shall constitute a material breach of the Agreement for purposes of this Section 4.2.

4.3           Insolvency.  This Agreement may be terminated upon thirty (30) days’ prior written notice by either Party at any time during this Agreement if (a) the other Party shall file in any court pursuant to any statute of any government in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets; (b) any Third Party proposes a written agreement of composition for extension of its debts; (c) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof; (d) the other Party shall be a party to any dissolution or liquidation, or (e) the other Party shall make a general assignment for the benefit of its creditors.

4.4           Divestiture or Closure of Plant.  If Abbott divests to a Third Party or closes any of its manufacturing facilities used in manufacturing of any of the Exhibit D Products, Abbott shall continue to manufacture such Products in an FDA approved alternative facility approved by Hospira prior to the transfer of the manufacturing of such Products, such approval not to be unreasonably withheld or delayed, or if applicable, obligate the purchaser of such facility(ies) to assume Abbott’s obligations hereunder as a condition to closing such divestiture.  Abbott is solely responsible for all costs associated with any transfer of manufacturing pursuant to this Section 4.4.

4.5           Inventory Transfer.  Upon the termination of this Agreement, Abbott shall transfer all remaining firm orders of Products pursuant to Section 2.1(b), work in process and raw materials relating to the Products manufactured pursuant to this Agreement to Hospira at Hospira’s expense, unless such termination shall have been as a result of a breach of this

Agreement by Abbott or the early termination of this Agreement pursuant to Section 4.1, in which case such inventory, work in process and raw materials shall be returned at Abbott’s expense.

4.6           Effect of Termination. Termination of this Agreement shall not affect any obligations of either Party incurred prior to its termination, including, without limitation, each Party’s obligations with respect to any firm orders that have been submitted or deemed to be submitted pursuant to Article 2 hereof.

4.7           Equipment Purchase.  Upon the termination or expiration of this Agreement or any subsequent agreement between the Parties that replaces this Agreement with respect to the manufacture of Vancomycin, Hospira may purchase the equipment listed on Exhibit F, provided that Hospira notifies Abbott in writing not less than ninety days prior to the termination or expiration of such agreement of its intention to purchase such equipment.  In the event Hospira so notifies Abbott, Abbott shall, as agreed by the Parties, transfer ownership of such equipment to Hospira and Hospira shall pay Abbott the then current net book value of such equipment.   Hospira shall bear all costs associated with the removal of such equipment from Abbott’s facility if Hospira elects to purchase such equipment pursuant to this Section 4.7.

ARTICLE 5-INTELLECTUAL PROPERTY

5.1           Abbott’s Proprietary Rights.  Abbott has granted no license, express or implied, to Hospira to use Abbott proprietary technology, know-how or rights relating to its manufacturing processes for the Products other than for the purposes of this Agreement.  If Abbott, in its sole discretion, deems patentable any improvement or invention related to Abbott’s proprietary technology, know-how or rights relating to its manufacturing processes made or reduced to practice in the course of this Agreement and if such improvement or invention relates exclusively to Abbott’s manufacturing operations in general, then Abbott shall solely own and shall be entitled to apply for patent protection on such improvements or inventions at Abbott’s expense and risk.  Subject to the preceding sentence, Hospira shall be entitled to all such rights relating to any improvement or invention relating to Abbott proprietary technology, know-how or rights relating exclusively to the Product or the manufacture thereof.  Abbott hereby grants (and shall have deemed to have granted) to Hospira without any further action by Abbott, a fully-paid, non-exclusive, perpetual, irrevocable, royalty-free license to use such improvements or inventions of the Product Specification solely for the purposes of the manufacture of the Products.

5.2           Hospira’s Proprietary Rights.  Hospira has granted no license, express or implied, to Abbott to use Hospira’s proprietary technology, know-how or rights relating to the Products, other than for the purposes of this Agreement.  If Hospira, in its sole discretion, deems patentable any improvement or invention related to the Products or to Hospira’s proprietary technology, know-how or rights relating to the Products, then Hospira shall solely own and shall be entitled to apply for patent protection on such improvements or inventions at its expense and risk.

ARTICLE 6– TECHNICAL TRANSFER

6.1           Transfer Plan.  The Parties hereby agree that effective at the time of any expiration or termination of this Agreement or at Hospira’s request in the event that Hospira desires to qualify a source other than Abbott to manufacture a Product, the Parties shall meet and mutually agree upon a reasonable plan to transfer the Product Specifications from Abbott to Hospira or Hospira’s designees (the “Transfer Plan”).

6.2           Proprietary Rights Associated with Transfer Plan.  Hospira shall receive, pursuant to this Section 6.2, the necessary Product Specifications and know-how and certain intellectual property developed in the course of this Agreement as described in Section 5.1 to permit Hospira or Hospira’s designee to manufacture the Products in accordance with the Product Specifications in place at the time of the transfer.  At any time after the Effective Date, Abbott shall reasonably cooperate with Hospira’s efforts to qualify a source other than Abbott to manufacture the Products and obtain necessary approvals for such qualifications.  The effective date of such transfer shall be specified by Hospira upon written notice to Abbott (provided that such transfer shall not relieve Abbott of any obligations accrued prior to such transfer date, including the responsibility for firm orders already placed and any remaining inventory).

6.3           Costs of Transfer Plan.  In the event that this Agreement terminates for any reason except Abbott’s material breach, all direct actual out-of-pocket costs incurred by Abbott in connection with each such Transfer Plan, and Abbott’s time (at the current staff rates) incurred in connection with each such Transfer Plan, shall be the sole responsibility of Hospira.  In the event that this Agreement terminates as a result of Abbott’s material breach, all direct actual out-of-pocket costs incurred by Abbott in connection with each such Transfer Plan, and Abbott’s time (at the current staff rates) incurred in connection with each such Transfer Plan, shall be the sole responsibility of Abbott.

ARTICLE 7 - CONFIDENTIALITY

7.1           Confidentiality.  Subject to Section 7.3, Abbott, on behalf of itself and each Abbott Subsidiary, and Hospira, on behalf of itself and each Hospira Subsidiary, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Date, all Information concerning the other and the other’s Subsidiaries that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other or the other’s Subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and will not use any such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any of its Subsidiaries) which sources are not themselves bound by a confidentiality obligation, or (iii)

independently generated without reference to any proprietary or confidential Information of the other Party.

7.2           No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information, and except in compliance with Section 7.3.  Without limiting the foregoing, when any Information furnished by the other Party after the Effective Date pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party will promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

7.3           Protective Arrangements.  In the event that either Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or the rules or regulations of any Regulatory Authority or receives any demand under lawful process or from any Regulatory Authority to disclose or provide Information of any other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Regulatory Authority.

ARTICLE 8 - MISCELLANEOUS

8.1           Corporate Organization and Authority.  Each Party represents and warrants that it is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction wherein it is organized, and that it has all necessary power and authorization to assume its obligations under this Agreement, and to discharge them pursuant to the terms hereof.

8.2           Public Announcements.  Neither Party shall make any publicity releases, interviews, or other dissemination of Information concerning this Agreement or its terms, or either Party’s performance hereunder, to communication media, financial analysts or others without the written approval of the other Party, which approval shall not unreasonably be withheld.  Either Party may upon notice to the other make any disclosure in filings with regulatory agencies as required by law or applicable court order; provided that the other Party shall have the opportunity to consult on such disclosures and filings.

8.3           Force Majeure.  Neither Party shall be liable to the other if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts or other concerted acts of workers and/or acts of government.  The Party claiming an event of force majeure shall promptly notify the other Party in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Party informed of any further developments.  The Party so affected shall use its reasonable commercial efforts to remove the cause of non-performance, and both the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed unless this Agreement has previously been terminated under Article 4 hereof.

8.4           Entire Agreement.  This Agreement and the Exhibits hereto contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter; provided however, in the event of any conflict between this Agreement and either of the Quality Agreement attached hereto as Exhibit B or the International Technical Agreement attached hereto as Exhibit C, this Agreement shall control.  Except as otherwise expressly agreed by the Parties, nothing herein shall modify or supersede the Separation and Distribution Agreement or any of the other agreements contemplated therein.

8.5           Amendment and Waiver.  This Agreement may be amended only by a writing which specifically states that such an amendment is its purpose and which is signed by both Parties.  No course of dealing between the Parties or failure by either Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.

8.6           Governing Law; Dispute Resolution.  This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Illinois irrespective of the choice of laws principles of the State of Illinois, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by the alternative dispute resolution process described in Exhibit G.

8.7           Assignment.  Neither this Agreement nor any of the rights and obligations of a Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Party; provided, however, that this Agreement shall be assignable by either Party with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned) in connection with a sale, by sale of stock, sale of assets, merger or otherwise, of all or substantially all of one or more businesses, business units or product lines of the assigning Party.

8.8           Nature of Agreement.  In operating under this Agreement, each Party shall act independently and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity.  Neither Party shall have any authority to incur any liability or obligation whatsoever on behalf of the other.

8.9           Notice.  All notices or other communications under this Agreement must be in writing and will be deemed to be duly given (a) when delivered in person, (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to Abbott, to:

Abbott Laboratories
100 Abbott Park Road
Building AP6D, Dept. 364
Abbott Park, Illinois  60064-6020
Attn:  General Counsel
Facsimile:  (847) 938-1561

If to Hospira to:

Hospira, Inc.
Legal Department
Dept. NLEG
275 North Field Drive
P.O. Box 5045
Lake Forest, IL 60045-5045
Attn:  General Counsel
Facsimile:  (224) 212-3312

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

IN WITNESS WHEREOF, the Parties hereto have affixed hereunto their authorized signature as of the date first above written:

HOSPIRA, INC.

By:
Name: Christopher B. Begley
Title: Chief Executive Officer

ABBOTT LABORATORIES

By:
Name: Thomas C. Freyman
Title: Executive Vice President, Finance and Chief Financial Officer